Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
Chief Financial Officer
Phone : +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces Changes in Corporate Management

New York, NY - November 29, 2010 - Iron Eagle Group, Inc. (OTCQB: IEAG) today announced that it has appointed Joseph LoCurto to the Board of Directors and Jed Sabio as Executive Vice President of Business
Development.

Mr. LoCurto will be drawing upon his four decades of mergers and
acquisition leadership in the construction field.   Mr. LoCurto has
served as a Founder, CEO, President, and COO of Regional, National, and International construction management companies, ranging from $20 million to in excess of $1.8 billion in annual revenues.

Those companies include three divisions of the multinational construction giant Skanska (Slattery, Gottlieb, and Atlantic), Gottlieb Heavy Industries, NAB Construction and GreenStar / WDF, Inc. His notable projects include the rehabilitation of Yankee Stadium, Brooklyn Bridge, Statue of Liberty, Jacob Javits Convention Center, World Trade Center, and Newtown Creek WPCP. His accomplishments in the areas of heavy public works include projects for the MTA's New York City Transit, the New York City Department of Environmental Protection, the New York City Department of Transportation, the Dormitory Authority of the State of New York, the New York City Department of Design and Construction, and the New York City School Construction Authority. Mr. LoCurto has been an active member in the industry. He is past president of the Subcontractors Trade Association, a member of the ASME and the MOLES. Throughout his career, he has focused on employing safe practices, surrounding himself with qualified, knowledgeable people and creating profitable joint venture partnerships. Mr. LoCurto holds both Electrical and Mechanical Engineering degrees.

In addition, the Company announced the appointment of Mr. Jed Sabio as Executive Vice President of Business Development. Mr. Sabio is a financial professional with over 24 years of progressively responsible analytic and managerial positions. For the past 21 years Mr. Sabio has worked for National Grid, NYSE-listed company, and its predecessor companies (KeySpan Energy Corporation and The Brooklyn Union Gas Company), the last two years as a full-time consultant. His most recent positions at National Grid included Director of Mergers and Acquisitions and Director of Finance. In his capacity as Director of M&A he lead project valuation, coordination of extensive due diligence on all proposed investments, mergers, acquisitions, divestitures, joint ventures, start-up ventures and other related investments of the corporation and its subsidiaries, he has negotiated deal structure and remuneration, and he provide financial counsel through deal completion. In a four year period, through the acquisition of engineering, mechanical, electrical, plumbing, and general contractors, he developed National Grid's subsidiary from an in-house $40 million operating unit to over a billion dollar highly profitable company. As National Grid exited that sector, Mr. Sabio was also charged with de-consolidating and the divesting of nearly 30 companies that comprised the business unit. Mr. Sabio holds a MBA in finance from St. John's University.

"Iron Eagle represents a tremendous opportunity in the current economic environment" stated Joseph LoCurto, acting Chairman for the Board of Directors for Iron Eagle Group. He added: "I am looking forward to actively sharing my experience with the Iron Eagle team as the Company continues to implement and execute its acquisition and organic strategies."

"I believe that Iron Eagle is the right company in the right place at the right time," commented Jed Sabio, Executive Vice President of Business Development for Iron Eagle Group. He further added "I am confident that there is no other company as uniquely positioned as Iron Eagle for success."

Iron Eagle also announced the appointment of Jason M Shapiro as Chief Financial Officer. Mr. Shapiro is a founder and Director of Iron Eagle. The Company also announced that these management changes shall be replacing Michael Bovalino as CEO, and Eric Hoffman as CFO, who shall be pursuing other personal interests.

About Iron Eagle Group, Inc.
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of experts in construction, government contracting, defense, finance, operations, and business development. Management has created a compelling strategic plan to capitalize on the large market opportunity created by the federal government's stimulus package as well as funds that are flowing down to the state level for projects throughout the United States. Through the public capital markets, Iron Eagle believes it will have the access to capital to support increased needs for construction surety bonds. By executing on its growth strategy, Iron Eagle can achieve significant growth through highly focused targeting of federal, state, and municipal construction projects.

For more information, please visit Iron Eagle's website at www.ironeaglegroup.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
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